Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Plan Trustees
General Communication, Inc.
  Qualified Employee Stock Purchase Plan:

We have issued our report dated June 29, 2010, with respect to the financial statements and supplemental schedule included in the Annual Report of General Communication, Inc. Qualified Employee Stock Purchase Plan on Form 11-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statement of General Communication, Inc. on Forms S-8 (File No. 3360728 effective April 5, 1993, File No. 333-08760 effective September 27, 1995, File No. 333-66877 effective November 6, 1998, File No. 333-45054 effective September 1, 2000, File No. 333-106453 effective June 25, 2003, File No. 333-152857, effective August 7, 2008, and File No. 333-165878 effective April 2, 2010).

/s/ GRANT THORNTON LLP

Portland, Oregon
June 29, 2010